Exhibit 10.31

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 1st day of October, 2011 by and between ARMSTRONG ENERGY, INC. (the “Company”) with offices at 7733 Forsyth Boulevard, Suite 1625, St. Louis, Missouri 63105; and MARTIN D. WILSON (the “Executive”) of 12 Babler Lane, St. Louis, Missouri 63124.

WHEREAS, the Company desires to enter an employment contract with Executive upon the terms and conditions set forth herein, and Executive desires to accept employment upon the same terms and conditions;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto agree as follows:

1. EMPLOYMENT; POSITION AND RESPONSIBILITIES.

The Company agrees to continue to employ the Executive as its President, and the Executive agrees to continue to be employed by the Company in such capacity, subject to the terms and conditions set forth in this Agreement. The Executive shall during the continuance of his employment:

(a)	serve the Company to the best of his ability in the capacity of President or in such other capacity or capacities, consistent with the Executive’s level of experience and expertise as may be specified from time to time by the Chief Executive Officer in his sole discretion;

(b)	faithfully and diligently perform such duties and exercise such powers consistent with such office, subject to the direction and supervision of the Chief Executive Officer;

(c)	if and so long as the Chief Executive Officer so directs, perform and exercise the said duties and powers on behalf of any Affiliated Company and act as a director or other officer of any Affiliated Company; and

(d)	unless prevented by sickness, injury or otherwise agreed by the Chief Executive Officer, devote the necessary time and attention and abilities during his hours of work (which shall be normal business hours and such reasonable additional hours as may be necessary for the proper performance of his duties) to the performance of his duties under this Agreement.

2. COMPENSATION.

2.1 Salary and Bonus. The Company shall pay to the Executive during the continuance of his employment a salary at the rate of $300,000 per year (the “Salary”), prorated for any partial period of employment, and, at the Executive’s option, either the use of an automobile appropriate for his position or an automobile allowance in conformity with

Employer’s existing policy at the time, either of which may be discontinued at any time at the sole discretion of the Board of Directors. The Salary shall be payable in equal semi-monthly installments in arrears or as otherwise determined by the Company on a company-wide basis. During the term of his employment as defined herein, the Executive shall also be entitled to be considered for an annual discretionary bonus based upon the achievement of performance criteria established by the Company in its sole discretion and to be awarded an amount for such bonus as determined by the Company’s Board of Directors in its sole discretion, and the target amount will not be less that 75% of the Executive’s then annual Salary (the “Bonus”). The Salary and Bonus shall be reviewed from time to time and the rates thereof may be increased by the Company. Unless otherwise specifically provided for in this Agreement, the Executive must be employed by the Company or an affiliate on the date the Bonus or other discretionary payment is made to be entitled to receive the Bonus or other discretionary payment. Any Bonus or other discretionary payments due under this Agreement shall be paid to the Executive at the time specified by the Board of Directors at the time any such Bonus or other discretionary payment is awarded, but in no event later than 2 1/2 months after the end of the taxable year in which any substantial risk of forfeiture with respect to such Bonus or other payment lapses.

2.2 Vesting and Exercise of Incentive Awards. This Agreement nor any term or provision herein shall be deemed to alter, amend or modify any provision in any agreement related to any (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, membership units or limited partnership units, (iv) restricted stock units, (v) performance grants and (vi) any other type of award granted to the Executive under any incentive plan, stock option plan or other award plan by the Company or any of its affiliates or subsidiaries, including, without limitation, Elk Creek, L.P. (the foregoing collectively being referred to herein as “Incentive Awards”) (but subject, however, to any restriction contained in any stock incentive plan as in effect on the date hereof).

3. INSURANCE AND RELATED BENEFITS.

The Executive shall be entitled to participate in any Benefit Plans (including any medical expense insurance and health and accident insurance and travel insurance plans) of the Company enjoyed by or made available to other senior executive officers of the Company to the extent that the Executive qualifies under the eligibility provisions of any such plan, as presently in effect or as they may be modified from time to time. Any employment benefits provided to the Executive pursuant to this Agreement shall be governed by the applicable plan documents, insurance policies, and/or employment policies, and may be modified, suspended, revoked, or terminated in accordance with the terms of the applicable documents or policies without violating this Agreement.

4. REIMBURSEMENT OF EXPENSES.

The Company shall reimburse the Executive in respect of all reasonable and appropriate travel, accommodation, entertainment and other similar out-of-pocket expenses actually incurred or expended by him in the performance of his duties hereunder during the Term (as defined below). All expenses shall be reimbursed in accordance with Company policy subject to the Executive providing appropriate authorized evidence (including receipts, invoices, tickets and/or vouchers as may be appropriate) of the expenditure with respect to which he seeks reimbursement.

5. VACATION.

The Executive shall, in addition to the holidays recognized by the Company, be entitled during the term of his employment to 25 business days paid vacation each calendar year. Such vacation will be carried over from calendar year to calendar year or forfeited if not used by the end of the calendar year in which it was granted in conformity with Employer’s existing policy at the time.

6. INTELLECTUAL PROPERTY.

If at any time in the course of his employment the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company or any Affiliated Company, he shall immediately disclose full details of such Intellectual Property to the Company and all such Intellectual Property shall be the sole property of the Company. At the request and expense of the Company he shall do all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting all rights in the same in the Company or its nominee. All rights and obligations under this Paragraph 6 with respect to Intellectual Property made or discovered by the Executive during his employment shall continue in full and force and effect after the termination of his employment and shall be binding upon the Executive’s personal representatives. The Executive acknowledges that all original works of authorship protectable by copyright that are produced by the Executive in the performance of his duties, responsibilities, or authorities for the Company are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101). In addition, to the extent that any such works are not works made for hire under the United States Copyright Act, the Executive hereby assigns without further consideration all right, title, and interest in such works to the Company.

7. CONFIDENTIALITY.

Except as necessary or appropriate to the proper performance of his duties, or with the prior written consent of the Company, or as ordered by a court of competent jurisdiction, the Executive shall not, at any time either during the term of his employment or after its termination, disclose or communicate to any person, or use for his own benefit or the benefit of any person other than the Company or any Affiliated Company, any information relating to the Company or any Affiliated Company that is not generally known to the public (“Confidential Information”) which may come to his knowledge or be made available to him in the course of his employment. All notes and memoranda of any trade secret or other Confidential Information concerning the business of the Company and the Affiliated Companies or any of its or their suppliers, agents, contractual counterparties, clients, customers or others which shall have been acquired, received or made by the Executive during the course of his employment shall be the property of the Company and shall be immediately surrendered by the Executive to someone duly authorized in that behalf at the termination of his employment or at the request of the Board of Directors at any time during the course of his employment.

9. TERM; TERMINATION.

9.1 Term. The term of the Executive’s employment under this Agreement shall be three years from the date first set forth above unless sooner terminated as set forth herein and, unless sooner terminated as set forth herein, shall automatically renew for successive one year terms thereafter unless either party gives the other a written notice of non-renewal at least 90 days before the end of the then current term (the “Term”).

9.2 Termination by the Company without Cause; Termination by the Executive for Good Reason. The Company may terminate the employment of the Executive at any time without Cause by giving the Executive written notice of such termination within ten (10) business days prior to the effective date of such termination. The Executive may terminate his employment by the Company at any time for Good Reason by giving the Company written notice of such termination within ten (10) business days prior to the effective date of such termination.

9.3. Effect of Termination without Cause by Company or for Good Reason by Executive. Except as provided in Paragraph 9.4, in the event of a termination by the Company without Cause, failure to renew this Agreement by the Company pursuant to Paragraph 9.1, or termination by the Executive for Good Reason, the Company shall have no further obligation to the Executive under this Agreement or otherwise, except the Executive shall be entitled to receive the Accrued Obligations and the following severance benefits:

(a)	the Company shall continue to pay the Executive’s Salary for a period of 24 months after the Executive’s Separation from Service; and

(b)	the Company shall pay to the Executive, within 30 days following the Executive’s Separation from Service (as defined below), a bonus for that year equal to 75% of his Salary then in effect, provided, however, that in the event of a termination for Good Reason pursuant to Paragraph 15.1(h)(ii) the annual salary used for computation under this Paragraph 9.3(b) shall be the one in effect prior to the reduction referred to in Paragraph 15.1(h)(ii); and

(c)	during the portion, if any, of the 24-month period (unless otherwise limited by COBRA or similar state law) commencing on the date of the Executive’s Separation from Service (as defined below) that the Executive is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Company’s or an affiliate’s group heath plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) or similar state law, the Company shall reimburse the Executive on a monthly basis for the difference between the amount the Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage.

9.4 Effect of Change of Control. Notwithstanding the other provisions of Paragraph 9.3, in the event that: (i) the Company terminates the Executive’s employment without Cause in anticipation of, or pursuant to a notice of termination delivered to the Executive within 24 months after, a Change in Control; (ii) the Executive terminates his employment for Good Reason pursuant to a notice of termination delivered to the Company in anticipation of, or within 24 months after, a Change in Control; or (iii) the Company fails to renew this Agreement in anticipation of, or within 24 months after, a Change of Control, the Company shall have no further obligation to the Executive under this Agreement or otherwise, except the Executive shall be entitled to receive the Accrued Obligations and the following benefits:

(a)	the Company shall pay to the Executive, within 30 days following the Executive’s Separation from Service (as defined below), a lump-sum cash amount equal to: (i) two times the sum of (A) his Salary then in effect and (B) 75% of his then current Salary; plus (ii) a bonus for the then current fiscal year equal to 75% of his Salary (irrespective of whether performance objectives have been achieved); plus (iii) if such notice is given within the first 12 months after the date first set forth above, then, the Salary the Executive should have been paid from the date of termination through the end of such 12 month period, provided, however, that in the event of a termination for Good Reason pursuant to Clause Paragraph 15.1(h)(ii), the annual salary used for computation under this Paragraph 9.4(a) shall be the one in effect prior to the reduction referred to in Paragraph 15.1(h)(ii); and

(b)	during the portion, if any, of the 24-month period (unless otherwise limited by COBRA or similar state law) commencing on the date of the Executive’s Separation from Service (as defined below) that the Executive is eligible to elect and elects to continue coverage for himself and his eligible dependents under the Company’s or an affiliate’s group heath plan pursuant to COBRA or similar state law, the Company shall reimburse the Executive on a monthly basis for the difference between the amount the Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage.

For purposes of this Agreement, a Change of Control shall not be considered to be anticipated unless (a) the sale of the Company is being actively marketed, (b) a letter of intent outlining provisional sale terms and conditions are being negotiated and/or have been offered and/or exchanged, (c) nondisclosure/confidentiality agreements have been proposed to allow further due diligence for a prospective buyer(s) of the Company and/or its assets, and/or (d) a contract for the sale/purchase of the Company and/or its assets is being/has been negotiated or has been executed.

9.5 Other Benefits upon Termination without Cause by Company or for Good Reason by Executive. In the event of a termination without Cause by the Company, failure to renew this Agreement by the Company or termination for Good Reason by the Executive, in addition to the rights and benefits to which the Executive would be entitled under Paragraphs 9.3 or 9.4:

(a)	the Company shall provide the Executive with appropriate outplacement services through a nationally recognized outplacement firm at a cost to the Company of no more than 15% of the Executive’s Salary immediately prior to termination (without giving effect to any reduction thereto unless such reduction was made with the Executive’s consent); provided that such services are provided to the Executive prior to the end of the second calendar year following the calendar year in which the Executive’s Separation from Service (as defined below) occurs; and

(b)	the Executive shall also be entitled to a contribution under the Company’s Executive Retirement Benefit Plan for that fiscal year equal to the greater of (i) the amount that would have been contributed for that fiscal year determined in accordance with past practice or (ii) the highest amount contributed by the Company on behalf of the Executive under that Plan for any of the three prior fiscal years.

9.6 Termination by the Company for Cause. The Company may at any time terminate the Executive’s employment for Cause by giving the Executive written notice, effective upon delivery of such notice. In the event of a termination by the Company for Cause, the Company shall have no further obligation to the Executive under this Agreement or otherwise, except the Executive shall be entitled to receive the Accrued Obligations.

9.7 Retirement. The employment of the Executive shall terminate automatically upon his Retirement. “Retirement” shall mean a termination of the Executive’s employment initiated by the Executive, other than for Good Reason, whereby the Executive is entitled to receive an immediately payable benefit, including any applicable early retirement benefit, under any pension or retirement plan then generally applicable to the Company’s salaried employees or under any retirement arrangement established with respect to the Executive with his prior written consent; in either case, whether or not the Executive commences to receive such benefit at the time of such termination. In the event of the termination of the Executive’s employment pursuant to his Retirement, the Company shall have no further obligation to the Executive under this Agreement or otherwise, except the Executive shall be entitled to receive the Accrued Obligations.

9.8 Disability. Subject to the requirements of the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, and/or any other law applicable to the Executive’s employment by the Company, the Company may terminate the employment of the Executive, by giving him not less than 30 days written notice prior to the effective of such termination, if the Executive shall have been absent from work due to sickness, injury or other incapacity for a continuous period of more than 120 days or if, in the opinion of a physician reasonably selected by the Company, the Executive is likely to be unable to perform his duties for a continuous period of more than 120 days; provided, however, the Company shall withdraw such notice if during its pendency the Executive fully resumes his performance hereunder and provides the Company with a certificate from a physician reasonably acceptable to the Company certifying the Executive’s ability to perform his duties hereunder. Circumstances justifying termination of the Executive’s employment by the Company pursuant to this Paragraph 9.8 are referred to herein as “Disability”. Any refusal by the Executive to submit to a medical examination by a physician or other appropriate expert selected by the Company for the purposes of certifying his ability to perform his duties and responsibilities hereunder shall, at the option of the Company, be deemed to constitute conclusive evidence of the Executive’s inability to perform such duties and responsibilities. In the event of a termination by the Company for Disability, the Company shall have no further obligation to the Executive under this Agreement or otherwise, except the Executive shall be entitled to receive the Accrued Obligations.

9.9 Death. In the event of the death of the Executive while employed by the Company, his employment shall terminate automatically and the Company shall have no further obligation to the Executive under this Agreement or otherwise, except for payment of the Accrued Obligations to the Executive’s surviving spouse, or if there is no surviving spouse, then to the Executive’s heirs, designee or representative (as the case may be).

9.10 Vacation upon Termination. Upon the termination of his employment, the Executive shall be entitled to accrued vacation pay calculated on a pro rata basis in respect of each completed month of service in the calendar year in which his employment terminates and the appropriate amount shall be paid in cash to the Executive within 60 days of his termination of employment, provided that if the Executive shall have taken more days than his accrued entitlement the Company is hereby authorized to make an appropriate deduction from the Executive’s final salary payment.

9.11 Mitigation; Offset. The Executive shall have no obligation to take any action to mitigate or offset any amounts payable by the Company pursuant to this Paragraph 9, by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of this Agreement or otherwise.

9.12 Survival. The termination of the Executive’s employment for any reason whatsoever shall not operate to terminate this Agreement as an entirety or to adversely affect the respective continuing rights and obligations of the parties under Paragraphs 6, 7 and 10, all of which shall survive the effective date of such termination of employment in accordance with their respective terms.

9.13 Affiliated Companies and Related Positions. Upon the termination of his employment (for whatever reason and howsoever arising), the Executive shall, at the request of the Company, immediately resign without claim for compensation from office as a Director of the Company and any Affiliated Company and from any other office held by him in the Company or any Affiliated Company (but without prejudice to any claim he may have for damages for breach of this Agreement), and the Executive hereby irrevocably authorizes the Company to appoint some person in his name and on his behalf to sign and deliver such resignations to the Board in the event of the Executive’s failure to so resign.

9.14 Treatment of Severance and Change of Control Benefits. Any severance or change of control benefits paid to the Executive pursuant to this Paragraph 9 are intended to be exempt from the application of Internal Revenue Code (the “Code”) Section 409A (“Code Section 409A”) as short term deferrals or as exempt separation pay and the provisions of this Agreement shall be construed and administered in a manner consistent therewith, and any amounts payable to the Executive as severance or change of control benefits are to be treated as separate payments for purposes of Code Section 409A; provided, however, that if the total amount of severance or change of control benefits payable to the Executive exceeds the amount that may be provided to the Executive as exempt separation pay pursuant Treasury Regulation section 1.409A-1(b)(9)(iii) or any successor provision thereto or similar applicable guidance (the “Exempt Amount”), then the total amount of severance or change of control benefit payments due pursuant to this Paragraph 9 in excess of such Exempt Amount shall be accelerated by payment to the Executive in a single lump sum as soon as practicable following his Separation from Service (as defined below) with the Company and in no event later than the 15th day of the third month following the end of the calendar year in which such Separation from Service occurs.

9.15 Conditions on Receipt of Severance Benefits.

(a) Compliance with Restrictive Covenants and Execution and Non-Revocation of General Release Agreement. Notwithstanding any other provision in this Agreement, the Company’s payment to the Executive pursuant to this Paragraph 9 of any severance benefits, except in the event of the termination of this Agreement as the result of or in anticipation of a Change of Control, is subject to the conditions that (i) the Executive fully complies with all applicable restrictive covenants under this Agreement and the Company shall have the right to cease payment of the severance benefits, and the Executive shall immediately repay to the Company any such severance benefits already paid, if such covenants have been breached by the Executive but all other provisions of this Agreement shall remain in full force and effect; and (ii) within 55 days after the date of the Executive’s Separation from Service (as defined below), the Executive executes, delivers to the Company, and not revoke as permitted by applicable law a General Release Agreement in a form reasonably acceptable to the Company that fully and finally releases and waives any and all claims, demands, actions, and suits whatsoever which he has or may have against the Company and its affiliates, whether under this Agreement or otherwise, that arose before the General Release Agreement was executed (the “Release”). For purposes of this Agreement, the Release shall not become fully enforceable and irrevocable until the Executive has timely executed the Release and not revoked his acceptance of the Release within seven days after its execution.

(b) Separation from Service Requirement. Notwithstanding any other provision of this Agreement, the Executive shall not be entitled to the severance or change of control benefits under this Paragraph 9 unless the termination of the Executive’s employment constitutes a Separation from Service. For purposes of this Agreement, “Separation from Service” means separation from service (within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each of its Affiliates. For this purpose, “Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code Section 414(b) or Code Section

414(c), but (i) in applying Code Section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code Section 1563(a)(1), (2), and (3), and (ii) in applying Treasury Regulation Section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2.

10. NON-COMPETITION; NON-SOLICITATION.

To protect the Confidential Information, goodwill, and other legitimate business interests of the Company and its affiliates, the Executive hereby covenants with the Company that during the term of his employment he will not either directly or indirectly engage or participate in any activity competitive with or adverse to the business or interests of the Company or any of its Affiliated Companies. The Executive hereby covenants with the Company that during the 18 month period following the last day of the Executive’s employment (or 24 months with respect to Paragraph 10.1(c)), the Executive shall not, directly or indirectly, as a stockholder (other than as a less than 1% stockholder of a publicly and traded Company), partner, officer, director, agent, consultant, employee, or otherwise:

(a)	engage in any business that competes with the business then conducted by the Company or any Affiliated Company (“Company” defined in this clause to mean all Affiliated Companies, divisions, successors, and assigns of the Company);

(b)	purposefully interfere or attempt to interfere with any of the Company’s or any Affiliated Company’s contracts (regardless of whether these contracts are in writing or verbal) or business relationships or advantages existing and in effect as of the employment date of termination of Executive’s employment;

(c)	solicit for employment, either directly or indirectly, for himself or for another, any persons who are or were employed by the Company or any Affiliated Company during the six month period prior to the termination of his employment; or

(d)	request or cause or attempt to cause any customer or supplier of the Company or an Affiliated Company to alter or terminate, reduce, or curtail any business relationship with the Company or any Affiliated Company.

The covenants contained in this Paragraph 10 are intended to be separate and severable and enforceable as such. The Executive acknowledges that the restrictive covenants contained in this Agreement are of a special nature and that any actual or threatened breach, violation, or evasion of the restricted covenants of this Agreement will (i) result in damages to the Company or its Affiliated Companies in amounts difficult to ascertain, and (ii) give rise to irreparable injury to the Company or its Affiliated Companies. Therefore, in the event of a breach of this Paragraph 10, the Executive acknowledges and agrees that in addition to any other remedies available under law to the Company and any Affiliated Company, the Company and any Affiliated Company shall be entitled to equitable relief, including without limitation injunctive relief (in the form of a temporary restraining order, temporary injunction, and permanent injunction) and specific performance, without the necessity of proof of actual damage or posting a bond against the Executive or any person or persons acting for or with the Executive in any capacity whatsoever from violating any of the terms thereof. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of this Agreement, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

11. ASSIGNMENT.

This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor or assign of the Company. This Agreement shall be binding upon and shall inure to the benefit of Executive, his legal representatives, heirs, legatees, executors, administrators and assigns, except that Executive’s obligations to perform services and rights to receive payments and benefits under this Agreement are personal and are expressly declared to be non-assignable and non-transferable by him without the consent in writing of the Company. In the event of a Change in Control, the Company shall require the successor to the Company as the Executive’s employer (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise, to all or a substantial portion of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” as hereinbefore defined and any successor to all or a substantial portion of its business and/or assets as aforesaid.

12. NOTICES.

Any notice to be given under the Agreement shall be given in writing and shall be deemed to be sufficiently served by one party on the other if it is delivered personally or is sent by facsimile transmission, overnight service or registered or recorded delivery prepaid post addressed to either the Company’s principal office for the time being or the Executive’s last known address as the case may be. Any purported termination of the Executive’s employment by the Company or by the Executive or non-renewal of this Agreement shall not be effective unless communicated in writing to the other party hereto in accordance with this Section 12. A notice of termination shall identify the specific termination provision of this Agreement relied upon and shall specify the intended effective date of such termination (which date shall comply with the notice period requirements of the provision so identified) and shall summarize in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so identified; provided, however, that any failure to provide such detail shall not delay the effectiveness of the termination.

13. PARACHUTE PAYMENT LIMITATION.

Notwithstanding any contrary provision in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G of the Code), and the severance or change of control payments and benefits described in Paragraph 9, together with any other payments which the Executive has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G of the Code), the payments and benefits provided hereunder shall be reduced (but not below zero) so that the aggregate present value of such payments and benefits received by the Executive from the Company shall be $1.00 less than three times the Executive’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code. The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding on the Executive. If a reduced payment is made to the Executive and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds $1.00 less than three times the Executive’s base amount, the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.

14. MISCELLANEOUS.

14.1 Authority. The Executive hereby warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any court order, contract or of any other obligation legally binding upon him. The Executive further represents and warrants that his execution of this Agreement and employment with the Company or its affiliates do not constitute a breach of any other agreement between the Executive and any third party.

14.2 Additional Benefits. Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this Agreement shall be regarded as ex gratia benefits provided at the entire discretion of the Company and shall not form part of the Executive’s agreement for employment.

14.3 Taxes. The Executive shall be responsible for the payment of all individual taxes on all amounts paid or benefits provided to him under this Agreement. All compensation (including with limitation, salary and any severance or change of control payments) paid to the Executive shall be subject to such deductions as from time to time may be required by law or regulation or by agreement with or with the consent of the Executive.

14.4 Waiver. Any waiver by either party of any breach of any provision of this Agreement must be set forth in a writing signed by such party, in order for it to be effective, and no such waiver shall operate as a waiver of any subsequent breach of that provision or any breach of any other provision of this Agreement.

14.4 Indemnification. The Company will indemnify the Executive and advance all costs related thereto (and his legal representatives, heirs, estate or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of any proceeding) by the laws of the State of Delaware as in effect at the time of the subject act or omission, or by the certificate of incorporation and by-laws of the Company as in effect at such time or on the date of this Agreement, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords or afforded greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company or an Affiliated Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company or an Affiliated Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for a person serving or having served in the positions and offices in which the Executive is serving or has served), against all costs, charges and expenses whatsoever incurred or sustained by him (or his legal representative, heirs, estate or other successors) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he (or his legal representatives, heirs, estate or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any Affiliated Company, or be reason of he serving or having served any other enterprise as a director, officer or employee at the request of the Company or any Affiliated Company; provided, however, that any such indemnification obligations shall not apply with respect to any liability imposed in connection with any such action, suit, or proceeding caused in whole or in part by the gross negligence or intentional or willful misconduct of the Executive.

15. DEFINITIONS; RULES OF INTERPRETATION; MISCELLANEOUS.

15.1 Defined Terms. In this Agreement unless the context otherwise requires or as otherwise defined herein the following expressions have the following meanings:

(a)	“Accrued Obligations.” Accrued Obligations means (i) payment to the Executive of all earned but unpaid Salary through the date of termination, prorated as provided above, within 60 days of such date of termination (ii) payment to the Executive, in accordance with the terms of the applicable benefit plan of the Company or to the extent required by law, of any benefits to which the Executive has a vested entitlement as of the date of termination (other than any entitlement to severance or separation pay, if any, or any similar benefits), and (iii) payment to the Executive of any approved but un-reimbursed business expenses incurred in accordance with applicable Company policy and the terms of this Agreement, all of which shall be payable in accordance with the Company’s plans and policies and applicable law.

(b)	“Affiliated Company.” Any legal entity that, directly or indirectly, controls, is controlled by or is under common control with the Company, where “control” means the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise.

(c)	“Benefit Plans.” The 401(k) plan and any other pension, retirement, life insurance, medical, health, accident, disability, welfare, savings, deferred compensation or similar plans of the Company and its Affiliated Companies.

(d)	“Board of Directors.” The Board of Directors for the time being of the Company including any duly appointed committee thereof.

(e)	“Cause.” Any of the following: (i) the Executive’s willful and continued failure substantially to perform his duties hereunder (other than as a result of sickness, injury or other physical or mental incapacity or as a result of termination by the Executive for Good Reason); provided, however, that such failure shall constitute “Cause” only if (x) the Company delivers a written demand for substantial performance to the Executive that specifies the manner in which the Company believes the Executive has failed substantially to perform his duties hereunder and (y) the Executive shall not have corrected such failure within 10 business days after his receipt of such demand; (ii) willful misconduct by the Executive in the performance of his duties hereunder that is demonstrably and materially injurious to the Company or any Affiliated Company for which he is required to perform duties hereunder; (iii) the Executive’s conviction of (or plea of nolo contendere or similar plea to) any financial-related felony or other similarly material crime under the laws of the United States or any state thereof; or (iv) any material violation of this Agreement by the Executive. No action, or failure to act, shall be considered “willful” if it is done by the Executive in good faith and with the reasonable belief that he action or omission was in the best interest of the Company. If the Board of Directors determines in its sole discretion that a cure of the acts or omissions just described above is possible and appropriate, the Company will give the Executive written notice of the acts or omissions constituting Cause and no termination of this Agreement shall be for Cause unless and until the Executive fails to cure such acts or omissions within 20 business days following receipt of such written notice. If the Board of Directors determines in its sole discretion that a cure is not possible and appropriate, the Executive shall have no notice or cure rights before this Agreement is terminated for Cause.

(f)	“Change in Control.” The occurrence of any of the following: (i) a merger, consolidation, exchange, combination or other transaction involving the Company and another entity (or the securities of the Company and such other entity) as a result of which the holders of all of the shares of Common Stock of the Company outstanding prior to such transaction do not hold, directly or indirectly, shares of the outstanding voting securities of, or other voting ownership interest in, the surviving, resulting or successor entity in such transaction in substantially the same proportions as those in which they held the outstanding shares of Common Stock of the Company immediately prior to such transaction; (ii) the sale, transfer, assignment or other disposition by the Company in one transaction or a series of transactions within any period of 18 consecutive calendar months (including, without limitation, by means of the sale of capital stock of any subsidiary or subsidiaries of the Company) of assets which account for an aggregate of 50% or more of the consolidated revenues of the Company and its subsidiaries, as determined in accordance with U.S. generally accepted accounting principles, for the fiscal year most recently ended prior to the date of such transaction (or, in the case of a series of transactions as described above, the first such transaction); provided, however, that no such transaction shall be taken into account if substantially all the proceeds thereof (whether in cash or in kind) are used after such transaction in the ongoing conduct by the Company and/or its subsidiaries of the business conducted by the Company and/or its subsidiaries prior to such transaction; (iii) the Company is dissolved; or (iv) a majority of the directors of the Company are persons who were not members of the Board of Directors as of the date (the “Reference Date”) which is the more recent of the date hereof and the date which is two years prior to the date on which such determination is made, unless the first election or appointment (or the first nomination for election by the Company’s shareholders) of each director who was not a member of the Board of Directors on the Reference Date was approved by a vote of at least two-thirds of the Board of Directors in office prior to the time of such first election, appointment or nomination. Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur upon any merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the equity holders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially similar to the equity holders of the Company and their proportionate interests therein immediately prior to the merger or consolidation.

(g)	“Chief Executive Officer.” The Chief Executive Officer of the Company.

(h)	“Good Reason.” The occurrence of any of the following (other than by reason of a termination of the Executive for Cause or Disability or with the consent of the Executive): (i) the authority, duties or responsibilities of the Executive are significantly and materially reduced (including, without limitation, by reason of the elimination of the Executive’s position or the failure to elect the Executive to such position or by reason of a change in the reporting responsibilities to and of such position, or, following a Change in Control, by reason of a substantial reduction in the size of the Company or other substantial change in the character or scope of the Company’s operations); (ii) the Salary provided in Section 2 hereof (as the same may be increased from time to time) is materially reduced (except if such reduction occurs prior to a Change in Control and is part of an across-the board reduction applicable to all senior level executives of the Group); (iii) the Executive is required to change his regular work location to a location that is more than 75 miles from his regular work location prior to such change; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. To exercise his right to terminate for Good Reason, the Executive must provide written notice to the Company of his belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason. The Company shall have 20 days to remedy the Good Reason condition(s). If not remedied within that 20-day period, the Executive may terminate his employment; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, the Executive is deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(i)	“Intellectual Property.” Letters patent, trademarks, trade names, service marks, designs, copyrights, utility models, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, inventions, drawings, computer programs, trade secrets (as defined by applicable law) and other nonpublic proprietary information, know-how and right of like nature arising or subsisting anywhere in the world in relation to all of the foregoing whether registered or unregistered.

(j)	“IRS.” The United States Internal Revenue Service, or any successor agency of the United States Government.

15.2 Headings. The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

15.3 Statutory References. Any reference in this Agreement to a statutory provision shall be deemed to include a reference to any statutory amendment, modification or re-enactment of it or to any legislation that supersedes it.

15.4 Entire Agreement. This Agreement contains the entire understanding between the parties, and all prior agreements, arrangements and understandings (written or oral) between the Company and the Executive, relating to the employment of the Executive with the Company which such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent; provided, however, that this Agreement shall not terminate any agreement in effect on the date hereof between the Company and the Executive as reflected on Exhibit B to this Agreement granting or otherwise relating to any stock option, and any such agreement shall be deemed to be modified and amended hereby to the extent that the terms of such agreement are inconsistent with the terms hereof.

15.5 Severability. The provisions of this Agreement are severable and if any provision or identifiable part thereof is held to be invalid or unenforceable by an court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions or identifiable parts thereof in this Agreement, and the parties hereto agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this agreement, to the extent required for the purposes of the validity and enforcement hereof.

15.6 Legal Fees and Expenses. In the event of a dispute between the Executive and the Company with respect to any provision of this Agreement, prevailing party as determined by a court of competent jurisdiction shall be entitled to receive from the non-prevailing party reimbursement of the prevailing party’s reasonable legal fees and disbursements incurred by him or it in connection with enforcing such rights, at the time such fees and disbursements are incurred (but in no event more frequently than monthly).

15.7 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Missouri and the parties to this Agreement hereby submit to the exclusive jurisdiction of the federal and state courts sitting in St. Louis County, Missouri. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court.

15.8 Code Sections 409A.

(a) Code Section 409A. The parties intend for all payments provided to the Executive under this Agreement to be exempt from or comply with the provisions of Code Section 409A and not be subject to the tax imposed by Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with this intent. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) Specified Employee Postponement. Notwithstanding any contrary provision of this Agreement, if the Company or an affiliate is publicly traded on an established securities market (or otherwise) and the Executive is a “specified employee” (as defined below) and is entitled to receive a payment that is subject to Code Section 409A on account of his Separation from Service, such payment may not be made earlier than six months following the date of his Separation from Service if required by Code Section 409A and the regulations thereunder, in which case, the accumulated postponed amount shall be paid in a lump sum payment on the second day after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of his estate within 30 days after the date of death. The determination of whether the Executive is a “specified employee” shall be made in accordance with Code Section 409A and the applicable regulations and other guidance thereunder using the default provisions in such regulations and other guidance unless another method permitted pursuant to such regulations and other guidance has been prescribed for such purpose by the Company.

15.9 Right to Consult a Tax Advisor. Notwithstanding any contrary provision in this Agreement, the Executive shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Code Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. Because of the potential tax consequences, the Executive has the right, and is encouraged by this paragraph, to consult with a tax advisor of his choice before signing this Agreement.

15.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

15.12 Amendment of Agreement. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced. Notwithstanding the previous sentence, the Company may modify or amend this Agreement in its sole discretion at any time without the further consent of the Executive in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company is or may become listed. No modification or amendment may be enforced against the Company unless such modification or amendment is in writing and signed by the Board of Directors.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by an authorized representative of the Company and by the Executive as of the date first above written.

ARMSTRONG ENERGY, INC.:

/s/ J. Hord Armstrong, III
J. HORD ARMSTRONG, III
CHIEF EXECUTIVE OFFICER

EXECUTIVE:

/s/ Martin D. Wilson
MARTIN D. WILSON

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